Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Operating revenue
Management fee revenue, net	$394,034	$372,169	$1,662,625	$1,567,431
Service agreement revenue	7,368	7,444	29,149	29,200
Total operating revenue	401,402	379,613	1,691,774	1,596,631

Operating expenses
Commissions	226,943	216,837	947,481	893,800
Salaries and employee benefits	59,168	51,777	240,181	213,356
All other operating expenses	57,333	54,314	215,740	197,111
Total operating expenses	343,444	322,928	1,403,402	1,304,267
Operating income	57,958	56,685	288,372	292,364

Investment income
Net investment income	6,424	5,663	24,608	20,547
Net realized (losses) gains on investments	(205)	643	1,334	672
Net impairment losses recognized in earnings	0	(71)	(182)	(416)
Equity in earnings of limited partnerships	902	7,304	2,801	7,025
Total investment income	7,121	13,539	28,561	27,828
Interest expense, net	438	101	1,238	101
Income before income taxes	64,641	70,123	315,695	320,091
Income tax expense	32,588	24,337	118,696	109,725
Net income	$32,053	$45,786	$196,999	$210,366

Earnings Per Share
Net income per share
Class A common stock – basic	$0.69	$0.98	$4.23	$4.52
Class A common stock – diluted	$0.61	$0.87	$3.76	$4.01
Class B common stock – basic	$103	$147	$635	$678
Class B common stock – diluted	$103	$147	$634	$677

Weighted average shares outstanding – Basic
Class A common stock	46,188,972	46,188,895	46,186,831	46,188,952
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,322,478	52,413,119	52,337,463	52,435,303
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.8400	$0.7825	$3.1875	$2.9725
Class B common stock	$126.000	$117.375	$478.125	$445.875

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$215,721	$189,072
Available-for-sale securities	71,190	56,138
Receivables from Erie Insurance Exchange and affiliates	418,328	378,540
Prepaid expenses and other current assets	34,890	30,169
Federal income taxes recoverable	29,900	5,260
Note receivable from Erie Family Life Insurance Company	25,000	0
Accrued investment income	6,853	6,337
Total current assets	801,882	665,516

Available-for-sale securities	687,523	657,153
Limited partnership investments	45,122	58,159
Fixed assets, net	83,149	69,142
Deferred income taxes, net	19,390	53,889
Note receivable from Erie Family Life Insurance Company	0	25,000
Other assets	28,793	20,096
Total assets	$1,665,859	$1,548,955

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$228,124	$210,559
Agent bonuses	122,528	114,772
Accounts payable and accrued liabilities	104,533	88,153
Dividends payable	39,116	36,441
Deferred executive compensation	15,605	19,675
Total current liabilities	509,906	469,600

Defined benefit pension plan	207,530	221,827
Employee benefit obligations	423	756
Deferred executive compensation	14,452	13,233
Long-term borrowings	74,728	24,766
Other long-term liabilities	1,476	1,863
Total liabilities	808,515	732,045

Shareholders' equity	857,344	816,910
Total liabilities and shareholders' equity	$1,665,859	$1,548,955

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